Exhibit 10.31

AMENDMENT NO. 3 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT, (this “Agreement”) is made as of February 28, 2011, by and among Anthony Truesdale (“Executive”), Vitamin Shoppe, Inc., a Delaware corporation, (“Parent”) and Vitamin Shoppe Industries Inc., a New York corporation (the “Company”).

Reference is made to that certain Employment and Non-Competition Agreement by and between Executive, Parent and Company dated June 12, 2006, as amended on December 28, 2007, and on September 25, 2009 (the “Employment Agreement”).

WHEREAS, the parties to this Agreement desire to amend the Employment Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1 is hereby amended and restated in its entirety as follows:

1. “Position and Responsibilities. The Executive shall, effective April 4, 2011 (the “Effective Date”), serve as Chief Executive Officer of each of Parent, VS Direct, Inc. and the Company and, in such capacity, shall be responsible for the general management of the business, affairs and operations of Parent, VS Direct and the Company, shall perform such duties as are customarily performed by a chief executive officer of a company of a similar size, and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority of the Board of Directors of Parent, VS Direct and the Company. The Executive shall report to the Board of Directors of Parent, VS Direct and the Company. The Executive shall not report or be subject to the authority of any officer or employee of Parent, VS Direct or the Company. The Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of Parent’s, VS Direct’s and the Company’s business. Notwithstanding the foregoing, upon the approval of the Compensation Committee of Parent, the Executive may serve as a director of a publicly traded company that is not a Competitive Business (hereinafter defined), provided that such service does not interfere with the Executive’s obligations hereunder.”

2. Section 2 (A) is hereby amended and restated in its entirety as follows:

“(A) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company shall, effective April 4, 2011, pay to the Executive a base salary of $675,000 per annum (such salary as it may be increased from time to time being hereinafter referred to as the “Base Salary”). Except as may otherwise be agreed, the Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time but shall be payable not less frequently than monthly. The Executive shall receive such increases in his Base Salary as the Board of Directors of the Company may from time to time approve in its sole discretion; provided, however, that the Executive’s Base Salary will be reviewed not less often than annually, with the first performance and financial review to occur in March 2012. The Executive’s Base Salary may not be decreased without his written consent.”

3. Section 2 (B) is hereby amended and restated in its entirety as follows:

(B) “Bonus and Equity Incentive Compensation. Effective April 4, 2011, each calendar year during the term of this Agreement, the Executive shall be eligible for a cash bonus award (the “Annual Cash Bonus”) with a target amount of one hundred percent (100%) of his then current base salary pursuant to the Company’s then current Management Incentive Program (“MIP”). As currently constituted the MIP is based upon (i) the Company’s satisfaction of operating objectives specified by the Company’s Board of Directors each year in its sole discretion, and (ii) individual members of management’s satisfaction of certain individual operating objectives based upon their area of responsibility as specified by the Company’s Board of Directors in their sole discretion. Executive acknowledges that Company reserves the right to change the structure of the MIP from time to time, provided that any change will not affect Executive’s ability to receive an Annual Cash Bonus of up to a target amount of one hundred percent (100%) of Executive base salary. Executive shall be paid his Annual Cash Bonus on or about March 1st of the calendar year following the year to which such bonus relates, but before the end of such calendar year. The parties acknowledge that the determination of the Annual Cash Bonus for the year in which Executive’s employment terminates (and possibly for the prior year) shall not be known on the date Executive’s employment terminates, and, if any, shall be paid by Company to Executive not more than thirty (30) days after the determination thereof, but in all events on or after March 1st of the calendar year following the calendar year of termination, but before the end of such calendar year. As promptly as practicable after April 4, 2011, but in all events no later than 15 days after the Effective Date, Parent shall issue to the Executive restricted shares Parent common stock (“Restricted Shares”) under the Parent 2009 Equity Incentive Plan (the “Plan”) worth $1,750,000. Such Restricted Shares shall (i) subject to earlier vesting as provided in the Plan or the Restricted Stock Award Agreement, vest 50% on the third anniversary of the Award and the remaining 50% shall vest on the fourth anniversary of the Award, and (ii) to the extent not inconsistent with this Agreement or the Restricted Stock Award Agreement, be subject to all terms and conditions of the Plan. In addition, on the same above date of award, Parent shall grant Executive options to purchase shares of Parent Common Stock (“Options”) under the Plan with an aggregate Black Scholes Model value of $750,000. These 2011 Options shall be 50% pure time vested and 50% time vested together with performance vesting hurdles as determined by the Compensation Committee of the Board of Directors. In fiscal year 2012, Executive will be eligible for a target equity grant estimated at $1,000,000, subject to the recommendation by the Compensation Committee and approval of the Board of Directors and comprised as follows: (i) 75% in Options, 50% of which will be pure time vested Options and 50% will be time vested together with performance vesting hurdles as determined by the Compensation Committee of the Board of Directors, and (ii) 25% in Restricted Shares which shall, subject to earlier vesting as provided in the Plan or the Restricted Stock Award Agreement, vest 50% on the third anniversary of the Award and the remaining 50% shall vest on the fourth anniversary of the Award. Each of the Options described in this section shall: (i) have a strike price not less than the Fair Market Value of the Common Stock on the Date of Grant, (ii) subject to earlier vesting as provided in the Plan or the Stock Option Agreement, vest 25% per year on the annual anniversary of the Date of Grant, over a four (4) year vesting period, (iii) expire on the tenth anniversary of the date of grant, and (iv) to the extent not inconsistent with this Agreement or the Stock Option Agreement, be subject to all terms and conditions of the Plan. Executive acknowledges and agrees that as required under law or Company policy, bonus and equity incentive compensation to the extent received based on erroneous information, would be subject to recoupment for a three year period in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the federal securities laws.”

4. Section 2 (E) Vacation, is amended and restated in its entirety as follows:

(E) “The Executive shall be entitled to thirty-two (32) paid time off days annually, in accordance with the plans, practices, policies and programs applicable to the Company’s management employees generally.”

5. New Section 2 (F) Automobile Allowance, is added to the Agreement as follows:

(F) “Automobile Allowance. During the Term, the Executive shall receive a monthly automobile allowance of $1,000 to be payable on a monthly basis as a reimbursement for automobile expenses in accordance with the plans, practices, policies and programs applicable to the Company’s management employees generally.”

6. New Section 5 (M) Boards and Committees, is added to the Agreement as follows:

(M) “Boards and Committees. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board of the Parent and any subsidiary Boards (and any committees thereof).”

7. Section 11 is hereby amended and restated in its entirety as follows:

11. Excise Taxes. Company and Executive acknowledge that certain payments to be made under this Agreement or in connection with stock options granted to Executive pursuant to the Amended and Restated Vitamin Shoppe 2006 Stock Option Plan and the Vitamin Shoppe 2009 Equity Incentive Plan (the “Plans”) may be subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Section 280G of the

Code, or other provisions of tax law which may impose penalties or excise taxes on certain types of compensation or payments made to Executive (collectively “Penalty Taxes”). During the period of employment and thereafter, the Company, in its sole discretion, may propose any amendments or changes to the terms of this Agreement or the Plans for the purpose of avoiding the imposition of any such Penalty Taxes. Executive shall fully cooperate with any such amendments or changes proposed by Company in order to avoid the imposition of any Penalty Taxes on any payments made to or received by Executive, including but not limited to requesting that Company’s shareholders approve the payment of any moneys due to Executive hereunder and/or under the Plans.

8. A new Section 25 is hereby added to the Employment Agreement, to read in its entirety as follows:

25. Code Section 409A Compliance.

(A) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(B) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment if such payment or benefit constitutes a “deferral of compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such payment or benefit, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service”, such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(C) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, the Executive shall forfeit all rights to such payments and benefits which constitute a “deferral of compensation” under Code Section 409A unless such release is signed and delivered within sixty (60) days following the date of the Executive’s termination of employment. In this regard, the Company agrees to provide the Executive with the form of release required under Section 5(J) no later than 5 days after the Executive’s termination date. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

(ii) To the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then, subject to the delay set forth above in clause (B), if applicable, such payments or benefits shall be made or commence upon the sixtieth (60th) day following the Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

(D) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(E) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(F) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

9. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

10. This Agreement is an amendment to the Employment Agreement, and to the extent there is a discrepancy between this Agreement and the Employment Agreement, this Agreement shall control and supersede the Employment Agreement to the extent of such discrepancy. The Employment Agreement otherwise remains in full force and effect.

11. This Agreement, the Employment Agreement (as amended by this Agreement), and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt and prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Anthony Truesdale
Executive:	Anthony Truesdale

VITAMIN SHOPPE, INC. (successor in merger of VS Parent, Inc. into VS Holdings Inc.)

By:	/s/ James M. Sander
Name:	James M. Sander
Its:	Vice President and General Counsel

VITAMIN SHOPPE INDUSTRIES INC.

By:	/s/ James M. Sander
Name:	James M. Sander
Its:	Vice President and General Counsel